UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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Quintiles Transnational Corp.
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Quintiles Transnational Corp. Post Office Box 13979
Research Triangle Park, NC 27709-3979
919 998 2000 /Fax 919 998 9113
http://www.quintiles.com

NOTICE OF PROPOSED CLASS ACTION SETTLEMENT

To our Shareholders:

     Enclosed is a Notice of Pendency of Class Action, Preliminary and Proposed Class Action Certification, Proposed Settlement of Class Action, Settlement Hearing and Right to Appear (“Notice”). The Notice relates to a lawsuit captioned In Re: Quintiles Transnational Corp. Shareholder Litigation (the “Litigation”), which is pending in the North Carolina Business Court. The Litigation and the proposed settlement are described further in the Notice.

     If you hold Quintiles common stock and/or options to purchase the common stock of Quintiles for the benefit of another, you are requested to forward this Notice immediately to the beneficial holder. Quintiles will use reasonable efforts to make additional copies of the Notice available to any record holder who, prior to the Settlement Hearing, requests copies for distribution to beneficial owners. If you require additional copies of the Notice, please direct your request as follows:

Quintiles Transnational Corp. Investor Relations Department P.O. Box 13979 Research Triangle Park, N.C. 27709-3979 Phone: 919-998-2000

Sincerely,

Beverly L. Rubin Deputy General Counsel

Durham, North Carolina August 29, 2003

STATE OF NORTH CAROLINA		IN THE GENERAL COURT OF JUSTICE
DURHAM COUNTY		SUPERIOR COURT DIVISION

Consolidated Civil Action No. 02 CVS 5348
IN RE QUINTILES TRANSNATIONAL	)
CORP. SHAREHOLDER LITIGATION	)

NOTICE OF PENDENCY OF CLASS ACTION,
PRELIMINARY AND PROPOSED CLASS ACTION
CERTIFICATION, PROPOSED SETTLEMENT OF
CLASS ACTION, SETTLEMENT HEARING AND RIGHT TO APPEAR

TO:	ALL RECORD HOLDERS AND BENEFICIAL OWNERS OF COMMON STOCK, AND/OR OPTIONS TO PURCHASE THE COMMON STOCK, OF QUINTILES TRANSNATIONAL CORPORATION (“QUINTILES”)

PLEASE READ THIS NOTICE CAREFULLY. YOUR RIGHTS WILL BE AFFECTED BY THESE LEGAL PROCEEDINGS. IF THE COURT APPROVES THE PROPOSED SETTLEMENT, YOU WILL BE FOREVER BARRED FROM CONTESTING THE FAIRNESS OF THE PROPOSED SETTLEMENT, OR FROM PURSUING THE SETTLED CLAIMS (DEFINED BELOW).

IF YOU HELD QUINTILES SHARES OR OPTIONS FOR THE BENEFIT OF ANOTHER, PLEASE PROMPTLY TRANSMIT THIS DOCUMENT TO THE BENEFICIAL OWNER.

I.  PURPOSE OF NOTICE

     The purpose of this Notice is to inform you of (a) the above-referenced lawsuit (“Action”), (b) the proposed settlement of the Action (the “Settlement”), (c) the Court’s preliminary certification of a Settlement Class (defined in Section IV below) for purposes of the Settlement, and (d) a hearing (the “Settlement Hearing”) to be held on October 10, 2003, at 1 p.m. before the Honorable Ben F. Tennille at the North Carolina Business Court, 200 South Elm Street, Suite 200, Greensboro, North Carolina 27401 (the “Court”), to determine whether the Court should approve the Settlement as fair, adequate, and in the best interest of the Settlement

Class, end the Action and to consider other matters, including a request by Plaintiffs’ counsel for attorneys’ fees and reimbursement of costs, in an amount not to exceed a total of $450,000.

     The Court has determined that, for purposes of the Settlement only, the Action shall be preliminarily maintained as a Class Action under N.C.R.Civ.P. 23(a), on behalf of the Settlement Class, as defined in Section IV below.

     At the Settlement Hearing, among other things, the Court will consider whether the Settlement Class should be permanently certified as a non opt-out settlement class pursuant to N.C.R.Civ.P. 23 and whether Plaintiffs and their counsel have adequately represented the Settlement Class.

     This Notice describes the rights you may have under the Settlement and what steps you may, but are not required to, take in relation to the Settlement.

     If the Court approves the Settlement, the parties will ask the Court to enter an Order and Final Judgment dismissing the Action with prejudice on the merits. The Court has reserved the right to adjourn the Settlement Hearing, including consideration of the application for attorneys’ fees and expenses, by oral announcement at such hearing or any adjournment thereof, and without further notice of any kind. The Court also has reserved the right to approve the Stipulation and Agreement of Compromise, Settlement, and Release (“Stipulation”) entered into by the parties, and the Settlement, with or without modifications, as may be consented to by the parties to the Stipulation, and without further notice of any kind to the Settlement Class.

THE FOLLOWING RECITATION DOES NOT CONSTITUTE FINDINGS BY THE COURT. IT IS BASED ON REPRESENTATIONS OF THE PARTIES AND SHOULD NOT BE UNDERSTOOD AS AN EXPRESSION OF ANY OPINION OF THE COURT AS TO THE MERITS OF ANY OF THE CLAIMS OR DEFENSES RAISED BY ANY OF THE PARTIES.

II.  BACKGROUND OF THE ACTION

     On October 13, 2002, Pharma Services Company proposed to purchase all of the outstanding shares of Quintiles for a cash price of $11.25 per share (the “Offer”).

     Upon receipt of the Offer, the Quintiles Board of Directors appointed a special committee comprised of three independent members of the Board (the “Special Committee”) to evaluate and act on the Offer.

     The above-captioned action was originally filed as seven separate actions (Civil Action Nos. 02-CVS-05348, 02-CVS-05349, 02-CVS-05355, 02-CVS-05369, 02-CVS-05370, 02-CVS-05376, and 02-CVS-05377) in the General Court of Justice, Superior Court Division for Durham County, North Carolina against Quintiles, Pharma Services Company, Dennis B. Gillings, Arthur M. Pappas, Vaughn D. Bryson, Virginia V. Weldon, Robert C. Bishop, Eric J. Topol, Jim D. Kever, Chester W. Douglass, Pamela J. Kirby, E.G.F. Brown and William L. Roper (collectively, “Defendants”). The first action was filed on October 15, 2002.

     The complaints filed by Plaintiffs in the seven actions (the “Complaints”) allege generally that the Defendants breached their fiduciary duties with respect to the Offer.

     The Offer was formally rejected by the Special Committee on November 11, 2002. The Special Committee also announced that it would investigate strategic alternatives available to Quintiles for the purpose of enhancing shareholder value, including the possibility of a sale of the Company and alternatives that would keep Quintiles independent and publicly owned. The Special Committee retained Willkie Farr & Gallagher as its legal counsel and Morgan Stanley & Co. as its financial advisor to assist in this process.

     All seven actions were subsequently transferred to the Norm Carolina Business Court and, by Order of Consolidation dated January 6, 2003, were consolidated under the above caption for all proceedings.

     By order dated February 13, 2003, the Court appointed Beatie and Osborn LLP and Maxwell Freeman & Bowman P.A. as Plaintiffs’ Lead Counsel, and Patricia Lewis, David F. Bush, Carol A. Connell, Vivian Fish, Robert Farkas, Larry Wallman, Darren Liveside, Richard Johnston, Valerie Palumbo, and Gregory Tatoian as Lead Plaintiffs, in the Action. Valerie Palumbo subsequently sold all her shares of Quintiles, her Quintiles options have expired, and she does not want to participate in the lawsuit or Settlement. Lead Plaintiffs Patricia Lewis, Daniel F. Bush, Carol A. Connell, Vivian Fish, Robert Farkas, Larry Wallman, and Darren Liveside (the “Lead Plaintiffs Group”) have agreed to, and have authorized Plaintiffs’ Lead Counsel to enter into, the Settlement on behalf of Plaintiffs and the Settlement Class. As of the date of this Notice, Lead Plaintiffs Robert Johnston and Gregory Tatoian have not consented to join the Stipulation

     On April 10, 2003, the Board of Directors announced that Quintiles had signed a merger agreement (the “Merger Agreement”) with Pharma Services Holding, Inc. and Pharma Services Acquisition Corp. (collectively, “Pharma”), which provides, among other things, for Pharma to be merged with and into Quintiles and for (i) each outstanding share of Quintiles common stock (except for shares owned by Pharma and shares owned by Quintiles) to be converted into the right to receive $14.50 in cash and (ii) each outstanding option at the effective time of the merger (other than options held by Pharma and Quintiles) to be converted into the right to receive a cash amount equal to the excess, if any, of $14.50 over the share price of the option, multiplied by the number of shares of Quintiles common stock subject to the option (the “Transaction”). Morgan Stanley rendered a fairness opinion with respect to the Transaction and advised the Board that its analysis implied a per share value for a transaction of this type of approximately $12.50 to $14.50.

     The Board of Directors of Quintiles, analyzed the Action in connection with its analysis of the Transaction.

     The Merger Agreement is subject to the vote and approval of Quintiles’ shareholders; and, if the Transaction is approved, Quintiles’ shareholders will receive a price for their common stock that represents a significant premium over the price that Pharma Services Company offered to pay in the Offer.

     In connection with the Stipulation, Plaintiffs filed an Amended Class Action Complaint (“Amended Complaint”) to address the Transaction, which they contend resulted, in whole or in part, from their filing of the Action.

     Plaintiffs, through Plaintiffs’ Lead Counsel, have conducted a comprehensive and thorough investigation relating to the claims and the underlying events and transactions alleged in the Complaints and Amended Complaint, including analyzing the evidence adduced from the public record, conducting legal research concerning the claims of Plaintiffs and the Settlement Class against Defendants and the potential defenses thereto, reviewing documents produced by the Defendants pursuant to Plaintiffs’ First Request for Production of Documents, consulting with Plaintiffs’ financial expert about the Transaction, deposing (i) a representative of Morgan Stanley, financial advisor to the Special Committee and (ii) the Chairman of the Special Committee, and carefully analyzing the fairness and adequacy of the terms of the Transaction and the disclosures made to Quintiles’ stockholders in connection with Quintiles’ SEC filings regarding the Transaction.

     In light of all these considerations, Plaintiffs, through Plaintiffs’ Lead Counsel, have conducted discussions and arm’s-length negotiations with counsel for the Defendants with respect to a compromise and settlement of the Action with a view to settling the issues in dispute and achieving the best relief possible consistent with the interests of the Settlement Class on the terms set forth in the Stipulation.

     Based on the results of the litigation efforts described above, including the completion of satisfactory confirmatory discovery described in the parties’ Memorandum of Understanding dated June 25, 2003, the Lead Plaintiffs Group, advised by Plaintiffs’ Lead Counsel, have concluded that the terms and conditions of this Stipulation are fair, reasonable and adequate to the Settlement Class, and in their best interests, and have agreed to settle the claims raised in the Action pursuant to the Stipulation, and have authorized Plaintiffs’ Lead Counsel to execute the Stipulation, on behalf of Plaintiffs and the Settlement Class after considering (a) the substantial benefits that Plaintiffs and the members of the Settlement Class will receive from the Transaction, (b) the attendant risks of litigation, and (c) the desirability of permitting the Settlement to be consummated as provided by the terms of the Stipulation, and (d) the conclusion of Lead Plaintiffs Group and Plaintiffs’ Lead Counsel that the terms and conditions of the Settlement are fair, reasonable, and adequate, and that it is in the best interests of Plaintiffs and the Settlement Class to settle the Action on such terms.

     All Defendants have denied, and continue to deny, that they have committed, or aided and abetted in the commission of, any violations of law or breaches of duty, and have agreed to settle the claims raised in the Action pursuant to the Stipulation solely to eliminate the expense, inconvenience, risk and burden of further litigation.

III.  THE SETTLEMENT

     After fully investigating the facts surrounding the Merger Agreement, and after performing the work described in the section entitled “Background of the Action,” including extensive consultation with their financial consultant and confirmatory discovery, the Lead Plaintiffs Group, advised by Plaintiffs’ Lead Counsel, have concluded that the terms and conditions of the Merger Agreement and related disclosures are fair, reasonable and adequate to Plaintiffs and the members of the Settlement Class, and in their best interests, and have agreed to settle the claims raised in the Action pursuant to the Stipulation. In consideration for the dismissal and release of claims pursuant to the releases described below, Plaintiffs and the members of the Settlement Class agree to receive the cash payments that are provided for under the terms of the Merger Agreement as the sole consideration, and no Settlement Class member shall be entitled to any payment or otherwise have any right or claim by reason of the Settlement, except as expressly provided in the Merger Agreement.

IV.  CLASS ACTION DETERMINATION

     The Court has ordered that, for purposes of the Settlement only, the Action shall be preliminarily maintained as a class action by the Lead Plaintiffs Group as Settlement Class representatives and by Plaintiffs’ Lead Counsel as Settlement Class counsel, pursuant to N.C.R.Civ.P. 23(a), on behalf of all record holders and beneficial owners of Quintiles common stock, and/or options to purchase the common stock of Quintiles, including the legal representatives, trustees, heirs, predecessors and successors in interest, transferees and/or assigns of all such foregoing record holders and/or beneficial owners, immediate and remote, excluding the Defendants named in the Action and any person, firm, trust, corporation or other entity related to, controlled by or affiliated with any of the Defendants. At the Settlement Hearing, the Court will consider, among other things, whether the Settlement Class should be certified permanently as a settlement class. If the Settlement Class is certified as requested, you will not be entitled to “opt out” or exclude yourself from the Class.

V.  SETTLEMENT HEARING

     The Court has scheduled a Settlement Hearing before the Honorable Ben F. Tennille on October 10, 2003, at 1 p.m., at the North Carolina Business Court, 200 South Elm Street, Suite

200, Greensboro, North Carolina, to determine whether: (i) to approve the Settlement; (ii) to dismiss the Action such that no Plaintiff or Settlement Class member could sue on the claims again; (iii) the Action should be certified as a non opt-out class action for purposes of settlement only; (iv) Lead Plaintiffs Group and Plaintiffs’ Lead Counsel adequately represented the interests of the Settlement Class; and (v) if the Court approves the Settlement, the Court should grant the request of Plaintiffs’ Lead Counsel for attorneys’ fees and the reimbursement of expenses (see Section VIII below).

     The Court has reserved the right to adjourn the Settlement Hearing from time to time by oral announcement at such hearing or at any subsequent adjournment without further notice of any kind. The Court has also reserved the right to approve the Settlement with or without modification, and to order the payment of attorneys’ fees and expenses without further notice of any kind.

VI. ORDER AND FINAL JUDGMENT OF THE COURT

     If the Court determines that the Settlement is fair, reasonable, adequate and in the best interests of the Class, the parties will ask the Court to enter an Order and Final Judgment which will, among other things:

     1.     certify the Settlement Class, as defined in Section IV above, as a non opt-out class for purposes of settlement only pursuant to N.C.R. Civ.P. 23(a);

     2.     approve the Settlement and adjudge the terms thereof to be fair, reasonable, adequate, and in the best interests of the Settlement Class, pursuant to N.C.R. Civ.P. 23(c);

     3.     authorize and direct the performance of the Settlement in accordance with its terms and conditions and reserve jurisdiction to supervise the consummation of the Settlement; and

     4.     dismiss the Action with prejudice on the merits and release Defendants, and each of them, and the Released Parties (defined below), from the Settled Claims (defined below).

VII.  RELEASE

     The Order and Final Judgment will provide that: Plaintiffs and the Settlement Class (the “Releasors”) will, by virtue of the Settlement, release, compromise, settle, discharge and dismiss with prejudice all actions, causes of action, suits, debts, dues, sums of money, accounts, reckonings, bonds, bills, covenants, controversies, damages, judgments, extents, executions, liabilities, claims, and demands, whatsoever, in law, admiralty or equity, whether based on acts or omissions, whether arising under federal, state, local, statutory and/or common law and/or any other law, rule or regulation (including, without limitation, the federal securities laws), whether known or unknown, that have been or could have been asserted, either directly, derivatively or otherwise, in any forum by the Releasors, and/or any of them, against Quintiles Transnational Corp., Pharma Services Company, Pharma Services Holding, Inc., Pharma Services Acquisition Corp., Dennis B. Gillings, Arthur M. Pappas, Vaughn D. Bryson, Virginia Weldon, Robert C. Bishop, Eric J. Topol, Jim D. Kever, Chester W. Douglass, Pamela J. Kirby, E.G.F. Brown, William L. Roper, One Equity Partners LLC, Bank One Corporation and Citigroup Global Markets, Inc., and each of their respective families, parents, affiliates, subsidiaries, predecessors, successors and assigns (the “Releasees”), and each of the Releasee’s past and present officers, directors, shareholders, members, trustees, partners, principals, employees, consultants, agents, attorneys, advisors, accountants, investment bankers, commercial bankers, independent auditors, advisors or any other representatives, heirs, or individual or entity in which any Releasee has a controlling interest or which is related to or affiliated with any Releasee (the “Released Parties”), which arise out of, are based upon, are in connection with and/or relate in any way to the allegations, transactions, acts, omissions, occurrences, representations, misrepresentations, and/or any other matter, thing or cause whatsoever, or any series thereof, involved, set forth, and/or related to the Complaints and/or Amended Complaints in the Action, including without limitation the Offer, the Merger Agreement, the Transaction, the merger consideration and any and all related disclosures, disclosure materials (including supplements) and proxy solicitation materials (collectively, the “Settled Claims”); provided, however, that the claims to be released shall not include the right of any of the Releasors or any of the Released Parties to enforce the terms of the Settlement.

     The release extends to claims that the Releasors do not know or suspect to exist at the time of the release, which if known, might have affected the Releasors’ decision to enter into the release. Notwithstanding that the Stipulation is governed by North Carolina law, the Releasors shall also be deemed to relinquish, to the fullest extent permitted by law, any provision, rights and benefits of § 1542 of the California Civil Code which provides:

GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

     In addition, the Releasors also shall be deemed to waive any and all provisions, rights and benefits conferred by any law of the United States or any state or territory of the United States, or principle of common law, which governs or limits a person’s release of unknown claims, comparable or equivalent to California Civil Code § 1542. The Lead Plaintiffs Group have acknowledged that members of the Settlement Class may discover facts in addition to or different from those that they now know or believe to be true with respect to the subject matter of this release, but that it is their intention, on behalf of the Settlement Class, to fully, finally and forever settle and release any and all claims released hereby, known or unknown, suspected or unsuspected, which now exist, or heretofore existed, or may hereafter exist, and without regard to the subsequent discovery or existence of such additional or different facts.

VIII.  APPLICATION FOR ATTORNEYS’ FEES AND EXPENSES

     If the Court approves the Settlement, Plaintiffs’ Lead Counsel intend to ask the Court for an aggregate award of attorneys’ fees and costs in the amount of four hundred fifty thousand dollars ($450,000.00). Quintiles has agreed to pay the fees and costs the Court awards up to four hundred and fifty thousand dollars ($450,000.00). No member of the Class will pay any portion of any amount of fees or costs the Court awards. Defendants have agreed not to oppose such application for fees and costs.

IX.  RIGHT TO APPEAR AND OBJECT

     Any member of the Settlement Class who objects to the: (i) Settlement, (ii) maintenance of the Action as a class action, (iii) adequacy of representation by Lead Plaintiffs Group and their counsel, (iv) dismissal, (v) the judgment to be entered with respect thereto, and/or (vi) Plaintiffs’ Lead Counsel’s request for fees and reimbursement of costs and expenses in the Action, or who otherwise wishes to be heard, may appear in person or by his or her attorney at the Settlement Hearing and present evidence or argument that may be proper and relevant. The Court, however, will hear only from counsel for the Plaintiffs and Defendants (unless the Court in its discretion shall thereafter otherwise direct, upon application and for good cause shown), unless at least ten (10) calendar days before the Settlement Hearing, a person wishing to appear and be heard files with the North Carolina Business Court, 200 South Elm Street, Suite 200, Greensboro, North Carolina 27401 (i) a written notice of intention to appear, (ii) a statement of such person’s objections to any matters before the Court, and (iii) the grounds for the objections or the reasons for such person’s desiring to appear and be heard, as well as documents or writings such person desires the Court to consider. Also, on or before the date of filing such papers, the person must serve them upon the following counsel of record:

Daniel A. Osborn, Esq. Beatie and Osborn LLP 521 Fifth Avenue 34th Floor New York, New York 10175

Donald H. Tucker, Jr., Esq. Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan LLP 2500 First Union Capitol Center P.O. Box 2611 Raleigh, North Carolina 27602

Richard L. Posen, Esq. Willkie Farr & Gallagher 787 Seventh Avenue New York, New York 10019

Ignacio Salceda, Esq. Wilson, Sonsini, Goodrich & Rosati, P.C. 650 Page Mill Road Palo Alto, California 94303

Glenn M. Kurtz, Esq. White & Case LLP 1155 Avenue of the Americas New York, New York 10036

     Any Settlement Class member who does not object to the Settlement or the request by Plaintiffs’ Lead Counsel for an award of attorneys’ fees or expenses need not do anything.

     Unless the Court otherwise directs, no person will be entitled to object to the approval of the Settlement, the class action determination, the judgment to be entered in the Action, or the award of attorneys’ fees and expenses to Plaintiffs’ Lead Counsel, or otherwise to be heard, except by serving and filing written objections as described above.

     Any person who fails to object in the manner described above will be deemed to have waived the right to object (including the right to appeal) and will be forever barred from raising such objection in this or any other action or proceeding.

X.  INTERIM INJUNCTION

     Pending final determination of whether the Settlement should be approved, the Plaintiffs and all members of the Settlement Class, and each of them, and any of their respective representatives, trustees, heirs, successors in interest, transferees and assigns shall not commence or prosecute any action either directly or in any other capacity, which asserts Settled Claims against any of the Released Parties.

XI.  SCOPE OF THIS NOTICE

     This Notice is not all-inclusive. The references in this Notice to the pleadings in the Action, the Stipulation and other papers and proceedings are only summaries and do not purport to be comprehensive. For the full details of the Action, the claims which have been asserted by the parties and the terms and conditions of the Settlement, including a complete copy of the Stipulation, members of the Class are referred to the Court files in the Action. You or your attorney may examine the Court files during regular business hours of each business day at the office of the North Carolina Business Court, 200 South Elm Street, Suite 200, Greensboro, North Carolina. A copy of the Stipulation and all relevant exhibits may also be viewed at the Durham County Courthouse, Judicial Building, 201 E. Main Street, Durham, North Carolina 27701 or by logging on to the North Carolina Business Court website at www.ncbusinesscourt.net, click on “Active Cases” and type “Quintiles” in the search box. Please do not call the Court.

XII.  NOTICE TO PERSONS OR ENTITIES
HOLDING OWNERSHIP ON BEHALF OF OTHERS

     Brokerage films, banks and/or other persons or entities who hold shares of Quintiles common stock for the benefit of others are requested to send this Notice to all of their respective beneficial owners. If additional copies of the Notice are needed for forwarding to such beneficial owners, any requests for such additional copies may be made to:

Quintiles Transnational Corp. Investor Relations Department P.O. Box 13979 Research Triangle Park, N.C. 27709-3979 Phone: (919) 998-2000

Dated: August 29, 2003

Honorable Ben F. Tennille